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                                                                  EXHIBIT 10(b).

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 8/Amendment No. 8 to the Registration Statement No. 333-101777/811-21263 of MetLife of CT Separate Account Thirteen for Variable Annuities, (formerly TIC Separate Account Thirteen for Variable Annuities) on Form N-4 of our report dated March 15, 2006, relating to MetLife of CT Separate Account Thirteen for Variable Annuities appearing in the Statement of Additional information, and the use of our report dated March 29, 2006 (September 19, 2006 as to Note 17), relating to MetLife Insurance Company of Connecticut (formerly The Travelers Insurance Company) (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., Push Down Basis of Accounting Required in Certain Limited Circumstances and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, Business Combinations) and consolidated financial statement schedules, appearing in the Statement of Additional Information supplement, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information which is incorporated by reference to such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
September 22, 2006